Exhibit 99.4

DXP ENTERPRISES, INC. AND SUBSIDIARIES PRO FORMA CONDENSED COMBINED BALANCE SHEET As of September 30, 2013 (in thousands)(unaudited)
	DXP	B27	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
ASSETS
Current Assets:
Cash	$ 8,271	$ 9,986	$ (9,986)	(a)	$ 8,271
Accounts receivable, net	196,036	13,784	-		209,820
Inventories, net	110,207	7,377	-		117,584
Prepaid expenses and other current assets	3,692	21,846			25,538
Deferred income taxes	7,158	-	-		7,158
Total current assets	325,364	52,993	(9,986)		368,371
Property & equipment, net	60,751	14,401	-		75,152
Goodwill	186,847	53,600	(53,600) 209,856	(a) (d)	396,703
Other intangible assets, net	73,412	13,112	(13,112) 65,000	(g) (e)	138,412
Other long-term assets	5,127	46	2,000	(b)	7,173
Total assets	$ 651,501	$ 134,152	$ 200,158		$ 985,811

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$ 23,776	$ 9,833	$ (9,833)	(b)	$ 23,776
Trade accounts payable	91,918	12,526	-		104,444
Accrued expenses and other current liabilities	43,983	12,434	1,300	(c)	57,717
Total current liabilities	159,677	34,793	(8,533)		185,937
Long term debt, less current maturities	212,375	31,929	(31,929) 283,600	(b) (b)	495,975
Deferred income taxes	22,492	-	22,750	(e)	45,242
			(1,300)	(c)
			3,000	(b)
Shareholders' equity	256,957	67,430	(67,430)	(f)	258,657
Total liabilities & shareholders' equity	$ 651,501	$ 134,152	$ 200,158		$ 985,811

The accompanying notes are an integral part to these pro forma condensed combined financial statements.

DXP ENTERPRISES, INC. AND SUBSIDIARIES PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME For the Nine Months Ended September 30, 2013 (in thousands, except per share amounts) (unaudited)

	DXP Historical	B27 Historical	Pro Forma Adjustments		Pro Forma Combined

Sales	$ 927,758	$ 123,224	$ -		$ 1,050,982
Cost of sales	650,015	90,402	-		740,417
Gross profit	277,743	32,822	-		310,565
Selling, general and administrative expense	195,655	14,640	-		210,295
Intangible asset amortization	9,221	1,047	(1,047) 3,483	(a) (h)	12,704
Operating income	72,867	17,135	(2,436)		87,566
Other expense (income)	(16)	(38)	-		(54)
Interest expense	4,930	3,554	4,353	(i)	12,837
Income before taxes	67,953	13,619	(6,789)		74,783
Provision for income taxes	24,620	160	2,572	(j)	27,352
Net income	43,333	13,459	(9,361)		47,431
Preferred stock dividend	68	-	-		68
Net income attributable to common shareholders	$ 43,265	$ 13,459	$ (9,361)		$ 47,363

Basic income per share	$ 3.00				$ 3.28
Weighted average common shares outstanding	14,430		30	(b)	14,460
Diluted income per share	$ 2.84				$ 3.10
Weighted average common and common equivalent shares outstanding	15,270		30	(b)	15,300
The accompanying notes are an integral part to these pro forma condensed combined financial statements.

DXP ENTERPRISES, INC. AND SUBSIDIARIES PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME For Year Ended December 31, 2012 (in thousands, except per share amounts)(unaudited)

	DXP Historical	B27 Historical	Pro Forma Adjustments		Pro Forma Combined

Sales	$ 1,097,110	$ 141,896	$ -		$ 1,239,006
Cost of sales	778,019	104,782	-		882,801
Gross profit	319,091	37,114	-		356,205
Selling, general and administrative expense	217,683	18,183	1,300	(c)	237,166
Intangible asset amortization	10,886	1,395	(1,395) 4,644	(a) (h)	15,530
Operating income	90,522	17,536	(4,549)		103,509
Other (income) expense	(47)	76	-		29
Interest expense	5,560	3,963	6,283	(i)	15,806
Income before taxes	85,009	13,497	(10,832)		87,674
Provision for income taxes	34,024	339	727	(j)	35,090
Net income	50,985	13,158	(11,559)		52,584
Preferred stock dividend	90	-	-		90
Net income attributable to common shareholders	$ 50,895	$ 13,158	$ (11,559)		$ 52,494

Basic income per share	$ 3.54				$ 3.64
Weighted average common shares outstanding	14,374		30	(b)	14,404
Diluted income per share	$ 3.35				$ 3.45
Weighted average common and common equivalent shares outstanding	15,214		30	(b)	15,244
The accompanying notes are an integral part to these pro forma condensed combined financial statements.

DXP ENTERPRISES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

On December 9, 2013, DXP Enterprises, Inc. (“DXP”) entered into a Purchase Agreement, dated as of December 9, 2013, (the "Purchase Agreement") with B27, LLC (“B27”) pursuant to which DXP agreed to acquire all of the equity securities and units  of B27 for approximately $285 million. Approximately $1.3 million in transaction costs are expected to be incurred by DXP in connection with this transaction. The purchase price will be financed with borrowings under DXP’s new $600 million credit facility described below and approximately $3.0 million of DXP common stock.  Consummation of the transaction remains subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, along with the satisfaction of other customary closing conditions.

The unaudited pro forma condensed combined balance sheet has been prepared assuming the acquisition occurred as of September 30, 2013. The unaudited pro forma condensed consolidated statements of income have been prepared assuming the acquisition occurred as of January 1, 2012.

For the unaudited pro forma condensed combined balance sheet, the approximate $285 million purchase price, has been allocated based on management’s preliminary estimate of the fair values of assets acquired and liabilities assumed as of September 30, 2013. The purchase price allocation, which excludes transaction costs, is considered preliminary, particularly as it relates to the final valuation of certain identifiable intangible assets and property and equipment. There could be significant adjustments when the valuation is finalized. The preliminary estimate of the purchase price allocation is as follows (in thousands):

Total current assets	$ 43,053
Intangible assets	65,000
Goodwill	209,856
Property and equipment	14,401
Total liabilities	(47,710)
Total purchase price	$ 284,600

The acquired intangible assets consist primarily of customer relationships and non-compete agreements. These intangible are made up of customer relationships and are estimated to be amortized over approximately 14years using the straight-line method.

The unaudited pro forma statements are prepared in accordance with Regulation S-X and the accounting policies used in the preparation of the pro forma statements are in accordance with generally accepted accounting principles in the United States ("USGAAP"), which are consistent with those used in DXP's audited consolidated financial statements as of and for the year ended December 31, 2012 and unaudited consolidated financial statements as of and for the three and nine months ended September 30, 2013 and 2012.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had B27 been consolidated with DXP during the periods shown. The pro forma adjustments are based on information available at the time of the preparation of these unaudited pro forma condensed combined financial statements.

The accompanying unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of DXP and B27, including DXP’s annual report on Form 10-K for the year ended December 31, 2012 and DXP’s quarterly reports on Form 10-Q for the period ended September 30, 2013.

Description of Pro Forma Adjustments:

a.	This adjustment is made to eliminate B27 historical amounts.

b.
DXP will borrow approximately $285 million under its Amended and Restated credit facility to fund the cash portion of the purchase price plus $2.0 million of debt issuance costs. The estimated transaction costs are accrued in pro forma adjustment (c). In addition, DXP will issue approximately $3.0 million in stock, as a portion of the approximate $285 million purchase price. The estimated number of shares to be issued is approximately 30,000 shares. All existing B27 long-term debt will be paid off simultaneous with the completion of the acquisition.

c.	This adjustment is made to accrue and expense DXP acquisition related costs.

d.	This adjustment is made to reflect goodwill arising from the acquisition of B27 based upon the preliminary estimated purchase allocation, including estimated transaction costs.

e.
This adjustment is made to reflect the estimated fair value of intangibles at the acquisition date including the effect of deferred taxes. The estimated intangibles are made up of customer relationships which are amortized on a straight-line basis over an estimated 14 years.

f.	This adjustment is made to eliminate B27’s historical shareholders’ equity.

g.	To eliminate historical B27 identifiable intangible asset amounts. Identifiable intangibles that arise from the acquisition of B27 are estimated and adjusted in (e) above.

h.	This adjustment records the estimated amortization of estimated intangible assets primarily related to customer relationships over an estimated 14 year life on a straight-line basis.

i.
This adjustment is made to record incremental interest expense associated with the approximately $285 million borrowing discussed in (b) that will be used to acquire B27 and the effect of the increased interest rates on existing debt of DXP resulting from the new credit facility, as if the acquisition had been completed as of the beginning of the period presented. This amount also includes amortization of debt issuance costs discussed in (b) over the life of the facility on a straight-line basis.

j.	This adjustment is made to record estimated income tax expense for the effect of the pro forma acquisition of B27 using the estimated incremental tax rate.